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                                  EXHIBIT 5-1

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                                         SEC FILE NUMBER 0-17529

(Check One): [ ] Form 10-K [ ] Form 20-f [X] Form 10-Q [ ] Form N-SAR

                                                        CUSIP NUMBER 290738105


             For Period Ended: 6-30-98
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             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form N-SAR
             For the Transition Period Ended:
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART 1 - REGISTRANT INFORMATION


     Europa Cruises Corporation
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Full Name of Registrant


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Former Name if Applicable


     150 - 153rd Ave., East, Suite 200,
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Address of Principal Executive Office (Street and Number)

Madeira Beach, FL 33706
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b)   The subject annual report, semi-annual report, transition report on
[x] Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.
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Due to the retention of a new Chief Financial Officer on July 27, 1998, the
Company will be unable to complete the Form 10-QSB on a timely basis and, therefore, requests a 5 day extension.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Deborah A. Vitale             813                  393-2885
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               (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
     is no, identify report(s).                                [x] Yes  [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made

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                           EUROPA CRUISES CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date      August 7, 1998                By   /s/  Deborah A. Vitale
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                                             Deborah A. Vitale, President